UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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Gladstone Capital Corporation

(Name of Registrant as Specified In Its Charter)

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On Friday, January 25, 2008 at 8:30 am ET, Gladstone Capital Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed on December 14, 2007 (the “Call”).  A script of the Call is attached below.

Gladstone Capital Special Shareholders Call for the Proxy Statement

Script for call on January 25, 2008 at 8:30 AM

Hello and good morning.

This is David Gladstone, Chairman.

Thank you Jackie for that introduction.

This is a special call to explain the items on the proxy for shareholders and analysts for Gladstone Capital NASDAQ trading symbol GLAD.

We thank you all for calling in. We are happy to talk to shareholders and you all have an open invitation to visit us here in McLean, Virginia. Please stop by and say hello.  You will see some of the finest people in the business.

And I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the Company.

These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements include those factors listed under the caption “Risk factors” in all our Form 10-K fillings as filed with the Securities and Exchange Commission and can be found on our web site at www.GladstoneCapital.com and the SEC web site.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earning call for the quarter ending December 31st, the first week in February so I will not be able to answer questions about the 10Q we are planning to file (or the December earnings) on this call. The only information that has been made available about the December quarter is in our press release on the dividends for the quarter we are in now and in that dividend notice we also said the following about the company’s performance for the quarter ending December 31, 2007:

1.                                       The portfolio of loans and investments has expanded from approximately $350 million to approximately $414 million. So we continue to grow the assets of the company.

2.                                       The portfolio depreciated by approximately 1% from September 30, 2007 to December 31, 2007.  We believe that is very low depreciation as compared to the problems we hear about in other finance companies.

3.                                       We do not have any investments in sub-prime home mortgages or the housing industry.

4.                                       At December 31, 2007 the monthly distributions to shareholders seem to be supported by the cash funds received from loan payments and fees we received.

Please do not ask any questions about these items because until we release our quarterly numbers I cannot discuss them further.

Now, turning to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.

1.                                             First we are asking you to elect directors.  No need to explain that because we do that every year.

2.                                             Second there is a long list of proposed changes to our fundamental investment policies and they need to be explained one by one. Let’s do that now.

2A. One of our existing policies is to invest no more than 20% of our assets in a particular company although the currently policy has a minor exception. We are asking shareholders to repeal this policy because there is an IRS regulation that limits us to investing no more than 25% of our assets in any one company.  We think the IRS rule is sufficient and we need not clutter up our fundamental policies with a limit. We currently are not planning to hit either of these limits.

2B. Our policy says we will not act as an underwriter of securities. We are asking to repeal this policy because in order to be an underwriter we would have to register as a broker dealer with the SEC. That would be quite hard to do in our current format and anyway there is no intent for us to act as an underwriter of securities. However, some day we may want to invest in a broker/dealer or underwriter and we think this policy could create a conflict. So we need to repeal this policy in order to avoid any perceived conflict.  We do not have a plan to invest in a broker dealer.

2C. We wish to repeal the policy which says we will not purchase or sell real estate with some limited exceptions.  Here we are seeking to repeal this policy because some of the businesses we finance may own real estate and that means that the real estate is part of the transaction of buying the entire business. In some perverse interpretation of the policies by a regulator, we may be considered buying or selling real estate even though it is only a part of the business we are financing. So we ask shareholders to repeal that policy.  We do not plan to finance real estate projects because it is not the business we are in.

2D. We also want to repeal the policy we now have that prohibits us from selling securities short except in some narrow circumstances. It may be that one of our portfolio companies has a public offering and in doing so we may want to sell the securities short to lock in profits for our fund and while that may be permitted, some permutation of selling securities short may not be.  We want to eliminate all potential conflicts between this policy and what may be available to us at the time.  This may benefit shareholders so we want to remove this policy.

2E. We also would like to repeal the policy that says we will not purchase securities on margin. We currently do not intend to purchase securities on margin but we need to have the flexibility to make investment that could be considered to be a margin transaction. This one is unlikely for us to do anyway but one never knows.  For example, there may be a loan we want to purchase from a bank or broker and we may want to finance half the purchase with a loan that may be considered by some regulator as a margin loan. So we need to eliminate any confusion.  We are not planning to buy stocks or bonds on margin from a broker.  But with such a broad possible interpretation of this prohibition, we need to clear the air on this and seek shareholders approval to repeal this prohibition and eliminate the risk.

2F. We also are asking to repeal the policy to use “Puts and Calls” options which limitation has certain exceptions anyway.  Now we some times have these “puts and calls” in our warrants with our portfolio companies and while we do not believe that these rights are technically an option, we don’t want the risk of having this discussion with a regulator who thinks otherwise. So we need to remove this prohibition.  We have no plans to buy puts or calls on the open market. That is just too risky for us.

2G We are asking shareholders to repeal the policy that we cannot buy or sell commodity contracts including futures contracts.  Here we want to repeal this policy because some of our portfolio companies hedge their future purchases of raw materials by buying future contracts.  We feel relatively sure that our company will not buy or sell commodity contracts directly but we may be helping one of our portfolio companies and could be construed by a regulator of doing it indirectly.  So we want to eliminate this possible problem.  We do not plan to invest in the commodities market.

2H. This is a minor one. We want to repeal the policy that prohibits us from buying the stock of other investment companies. We don’t plan to buy stock in any of our friends in the business but if we did the 1940 ACT says we cannot buy more than 3% of another fund.  So we have a regulator limit anyway.  Our worry here is that some of the companies that we invest through could be construed to be investment companies under the new accounting rule FAS 157. If a holding company that we financed was considered an investment company we would be in violation of our existing policy. While that business holding company would not be an investment company for SEC definition, they may meet the test under the new accounting guidelines (FAS 157).  This new regulation by the accountants is very broad on what is defined as an investment company and we don’t want to have a problem.  So we need to repeal this policy from our policies.

For all of you that follow our other investment company you may remember that we removed these from our sister company, Gladstone Investment (GAIN) and now we are asking shareholders to remove them from this company. We have to make our policies fit the times we live in. And this new century is seeing every increasing regulation and scrutiny by the regulators. We need to make these changes to stay with the times and avoid any confusion with the people who regulate us.

3. The third proposal that we are asking shareholders to approve is the ability to issue long-term securities purchase rights which include warrants or convertible debt, to help finance our company. We do not know when or if we may want to do this, but it is one more way to help finance our growth and we want the shareholders’ permission to do so.  None of these warrants or purchase rights would be issued to management or our management company or to any of the folks working for the management company because that is prohibited by the 1940 Act.  This is not a way to pay management.  It is a way to sell warrants (or other long-term purchase rights) to potential buyers of the stock and get some capital in without dilution of the distributions to shareholders.  We may also want to issue a convertible debt and we need this approval to do so.  Let me say again we do not have a plan to issue any convertible debt or warrants but we want the flexibility to do so if the situation is right for the company.

Oh, our dividend is $0.14 per month a run rate of $1.68 per year.  We declared the monthly dividends for January, February and March as found in the press release.

Summary

As far as we can see out the economy is not in as bad a shape as the mainstream media would make it out to be.  But we can only see a couple of quarters out so we want to be careful.  We are stewards of your money.  We will stay the course and continue to be conservative in our investment approach.

That is the end of the call.